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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
National Semiconductor Corporation:

        We consent to incorporation by reference herein of our report dated June 4, 2003 relating to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 25, 2003 and May 26, 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended May 25, 2003, and the related financial statement schedule, which report appears in the May 25, 2003 Annual Report on Form 10-K of National Semiconductor Corporation.

/s/ KPMG LLP

Mountain View, California
October 1, 2003

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  Exhibit 23.1
Independent Auditors' Consent